EXHIBIT 3.1



                               CHAPMAN AND CUTLER

                             111 WEST MONROE STREET

                                CHICAGO, IL 60603

                                October 25, 2001

Van Kampen Funds Inc.
1 Parkview Plaza

Oakbrook Terrace, Illinois  60181-5555


         Re: Van Kampen Focus Portfolios Insured Income Trust, Series 87
             -----------------------------------------------------------

Ladies/Gentlemen:

         We have served as counsel for Van Kampen Funds, Inc. as sponsor and depositor of Van Kampen Focus Portfolios Insured Income Trust, Series 87 (the "Fund"), in connection with the preparation, execution and delivery of a trust agreement (the "Trust Agreement"), dated October 25, 2001, between Van Kampen Funds Inc., as depositor (the "Depositor"), Van Kampen Investment Advisory Corp., as supervisor, J.J. Kenny Co., Inc., as evaluator, and The Bank of New York, as trustee (the "Trustee"), pursuant to which the Depositor has delivered to and deposited the Bonds listed in Schedule A to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing units of fractional undivided interest in and ownership of the Fund created under said Trust Agreement ("Units").

         In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that:

                    1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units of the Fund have been duly authorized; and

                    2. The certificates evidencing the Units of the Fund when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of the Fund and the Depositor in accordance with the terms thereof.


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         We hereby consent to the filing of this opinion as an exhibit to the registration statement (File No. 333-71898) relating to the Units referred to above and to the use of our name and to the reference to our firm in said registration statement and in the related prospectus.

                                                        Respectfully submitted,



                                                        CHAPMAN AND CUTLER